UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): February 7, 2008

InforMedix Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50221	88-0462762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Georgetowne Park 5880 Hubbard Drive Rockville, MD 20852-4821
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (301) 984-1566

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 7, 2008, InforMedix, Inc. (the “Company”), a wholly-owned subsidiary of the Registrant, entered into an Amendment of Trial Program Agreement (the “Amendment”) with ADT Security Services, Inc. (“ADT”), pursuant to which the Company and ADT amended certain terms of the Trial Program Agreement entered into by and between the Company and ADT on April 12, 2006 (the “Agreement”).

The Amendment expands the scope of the Agreement by providing for:

•	the use of up to 200 Med-eMonitors in the University of Michigan CHF program;

•	the use of the Med-eMonitor System with diabetics in the Tyco health plan;

•	the presentation by ADT of the Med-eMonitor System to trial program prospects and customers as the preferred system for use in trial programs;

•	the issuance by the parties of mutually acceptable press releases announcing the extension of the Agreement and their plans to work together to deliver each trial program;

•
the discussion by the parties of the feasibility of offering a monitored consumer medication adherence product using the Med-eMonitor, Med-ePhone, and Med-eXpert products with monitoring provided by ADT. Discussions shall include the co-branding of the services; and

•	the agreement by ADT to reasonably cooperate with due diligence efforts by the Company’s investment bankers regarding its partnership with the Company.

The Amendment grants ADT the right of first negotiation for thirty days in the event that the Company’s board of directors determines to (i) sell the Company whether by merger, share exchange or sale of all or substantially all of the Company’s assets or (ii) grant a license to use the Med-eMonitor System to a third party that is also a disease management organization, self-insured employer; health insurance or managed care plan; or government or military health plan.

Except as stated in the Amendment, all terms and conditions of the Agreement shall remain unmodified and in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2008

INFORMEDIX HOLDINGS, INC.

By:	/s/ Harry M. Stokes
Harry M. Stokes
Senior Vice President and Chief Financial Officer